EXHIBIT 4.7

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER NAMED HEREON FOR ITS OWN ACCOUNT FOR INVESTMENT WITH NO INTENTION OF MAKING OR CAUSING TO BE MADE ANY PUBLIC DISTRIBUTION OF ALL OR ANY PORTION THEREOF; AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

LIGHTSPACE CORPORATION

CONVERTIBLE PROMISSORY BRIDGE NOTE

November __, 2004

$__________

FOR VALUE RECEIVED, the undersigned Lightspace Corporation, a Delaware corporation (referred to herein as “Borrower”), promises to pay to the order of _______________ (“Lender”), the principal sum of __________________ ($___________), together with interest at the rate set forth below on the outstanding principal balance of this note from the date hereof until such outstanding principal is paid in full on the terms and conditions set forth herein (this “Bridge Note”).  This Bridge Note is issued in connection with the private placement of convertible promissory notes of like kind and tenor as this Bridge Note (together with this Bridge Note, the “Bridge Notes”).

                All principal and interest under the Bridge Notes shall become due and payable on the first  to occur of (i) May __, 2005 (the “Maturity Date”), or (ii) the consummation of a public or private equity or debt offering or restructuring transaction (through a merger, sale, recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise) pursuant to which the Borrower receives gross proceeds of at least $2,500,000 (“Accelerated Maturity”).

                This Bridge Note shall have an interest rate of 12% per annum, compounded monthly, to be paid in cash at the sooner of the Maturity Date and Accelerated Maturity.

                Borrower shall have the right to prepay this Bridge Note in full at any time, provided that a minimum of the equivalent of three monthly interest payments have been paid by Borrower to Lender. All prepayments shall be applied first to accrued interest and then to principal.

Notwithstanding any other provision hereof, interest paid or becoming due hereunder shall in no event exceed the maximum rate permitted by applicable law.  All amounts due hereunder are payable in lawful money of the United States of America to the Lender at the address above indicated.

This is the Bridge Note referred to in the Subscription Agreement (“Subscription Agreement”), to be executed by the Borrower and Lender as of the date hereof.  The terms and conditions of the Subscription Agreement and all other documents and instruments delivered in connection therewith, including, without limitation, the Warrants (collectively, the “Offering Documents”) are incorporated by reference herein and made a part hereof.  The execution and delivery of the Offering Documents shall not be a condition to the effectiveness of this Bridge Note upon execution and delivery hereof by the Borrower.  The Borrower has taken all necessary action to authorize the execution, delivery and performance of this Bridge Note. This Bridge Note constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its terms.  Notwithstanding anything contained herein or in the Offering Documents, this Bridge Note shall be in default and Lender shall have all rights and remedies available to it under the law, in the event that Borrower shall not pay any amounts hereunder when due.  All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Subscription Agreement.

Section 1.  At any time from the date hereof through the date that this Bridge Note is paid in full, Lender shall have the right, in its sole discretion, to convert the principal balance of this Bridge Note then outstanding plus accrued but unpaid interest, in whole or in part, into shares of Common Stock, par value $.0001 per share (“Common Stock”) of the Borrower at a conversion price (the “Conversion Price”) equal to the greater of: (i) $ per share; or, (ii) the price per share of Common Stock or its convertible equivalent, in the next subsequent stock sale transaction by the Borrower in which the total purchase price exceeds $1 million, provided that the financial consideration to the Borrower involved in that transaction is provided prior to 30 days before the Maturity Date.

Lender may convert this Bridge Note at the then applicable Conversion Price by the surrender of this Bridge Note (properly endorsed) at the principal office of the Borrower, or at such other agency or office of the Borrower in the United States of America as the Borrower may designate by notice in writing to the Lender at the address of Lender appearing herein. The Lender shall effect conversions by delivering to the Borrower the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal amount of Bridge Note to be converted and the date on which such conversion is to be effected (a “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder.  To effect conversions hereunder, the Lender shall not be required to physically surrender Bridge Notes to the Borrower unless the entire principal amount of this Bridge Note plus all accrued and unpaid interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Bridge Note in an amount equal to the applicable conversion.  The Lender and the Borrower shall maintain records showing the principal amount converted and the date of such conversions.  The Lender and any assignee, by acceptance of this Bridge Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Bridge Note, the unpaid and unconverted principal amount of this Bridge Note may be less than the amount stated on the face hereof.  In the event of the conversion of all or a portion of this Bridge Note, a certificate or certificates for the securities so converted, as applicable, registered in the name of the Lender, shall be delivered to the Lender as soon as practicable after the receipt by Borrower of this Bridge Note and Lender’s written request for conversion.

Section 2.               (a)           The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 1, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.            Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Bridge Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B.            Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Bridge Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.            Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event..

                                D.            Dilutive Issuance.   If the Borrower at any time, shall issue, or be deemed to have issued, Additional Shares of Common Stock (as hereinafter defined) without consideration or for consideration per share of Common Stock (“New Share Consideration”) less than the consideration per share of Antidilution-Protected Shares of

Common Stock (as hereinafter defined) (a “Triggering Issuance”) in effect immediately prior to such issuance, then forthwith upon the occurrence of any such event (the “Dilutive Event”) the Conversion Price shall be adjusted proportionally so that the consideration per share of adjusted Antidilution-Protected Shares of Common Stock (“Protected Share Consideration”) is the lower of: the consideration per share of Antidilution-Protected Shares of Common Stock at the time of signing of this Agreement; and, the consideration per share at which point the Protected Share Consideration is equal to the New Share Consideration.

As used herein:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued or deemed to be issued by the Borrower after the date hereof which represent a Triggering Issuance.  If the Borrower issues any Options or Convertible Securities (as hereinafter defined), the maximum number of shares of Common Stock issuable thereunder, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, until such time as such Options or Convertible Securities shall terminate or be exercised or converted into Common Stock, upon which time the number of shares of Common Stock actually thereupon issued shall be deemed to be Additional Shares of Common Stock. The Borrower shall be deemed to have issued the maximum number of shares of Common Stock potentially underlying any Options or Convertible Securities.  Notwithstanding the foregoing, no issuance or deemed issuance nor Common Stock or options or warrants to purchase Common Stock issued to (i) officers, directors, or employees of, or consultants to the Borrower pursuant to any compensation agreement, plan or arrangement or the issuance of Common Stock upon the exercise of any such options or warrants, provided such securities were issued prior to the date hereof or pursuant to a stock or option incentive plan approved by the board of directors of the Borrower; (ii) upon conversion of existing convertible securities outstanding as of the date hereof or this Bridge Note; (iii) upon exercise of outstanding warrants existing as of the date hereof; (iv) in connection with a business acquisition where the stockholders of the Borrower prior to such acquisition own 50% or more of the Common Stock of the Borrower following such acquisition, or (v) to an institution or bank lender in connection with a loan transaction or equipment lease.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

“Antidilution-Protected Shares of Common Stock” shall mean all shares of Common Stock issued, issuable, or deemed to be issued by the Borrower in connection with this Agreement.

“Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

With respect to Options and Convertible Securities, “consideration” per share of Additional Shares of Common Stock shall be determined by adding (x) the aggregate consideration received upon issuance of the Options or Convertible Securities divided by the number of shares receivable upon the exercise or conversion thereof and (y) the minimum possible consideration per share received or to be received per share upon the exercise, conversion or exchange of such Options or Convertible Securities for shares of Common Stock.  “Consideration” is defined throughout as net proceeds to the Borrower in the applicable transaction.

                (b)           If the Borrower at any time while this Bridge Note is outstanding, shall issue, or be deemed to have issued, Additional Shares of Common Stock at a Dilutive Price, then forthwith upon the occurrence of the Dilutive Event, and thereafter successively upon each such issue, the Conversion Price shall be reduced as follows: (i) the number of shares of Common Stock outstanding immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and the product shall be added to the aggregate consideration, if any, received by the Borrower upon such issue of Additional Shares of Common Stock; and (ii) the sum so obtained shall be divided by the number of shares of Common Stock outstanding immediately after such issue.  The resulting quotient shall be the adjusted Conversion Price.

(b)  In the event that this Bridge Note is not converted or paid in full on or before the Maturity Date, the then applicable Conversion Price shall be reduced by 4%.

(c)           In the event that this Bridge Note is not converted or paid in full on or before the one month anniversary of the Maturity Date, the then applicable Conversion Price, shall be reduced by 2% per each month thereafter.

                (d)           Whenever the Conversion Price is adjusted pursuant to any provision of Section 2 above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(e)           During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Bridge Note, but not less than the amount of shares of Common Stock required to be reserved pursuant to the Subscription Agreement.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Bridge Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Bridge Note.

Section 4.  This Bridge Note and any of the rights granted hereunder are freely transferable by the Lender, in its sole discretion, subject to federal and state securities law restrictions, if any.

Section 5.  The Borrower covenants that it will at all times reserve and keep available out of  its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Bridge Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Lender, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding principal amount of this Bridge Note.  The Borrower covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.  No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower, or the validity or enforceability of this Bridge Note other than such as have been met or obtained. The execution, delivery and performance of this Bridge Note and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or the securities issuable upon conversion of this will not  violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or by-laws of the Borrower or any mortgage, indenture, contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

Section 6.  Upon a conversion hereunder the Borrower shall not be required to issue stock certificates representing fractions of shares of the Common Stock, and in lieu of any fractional shares which would otherwise be issuable, the Borrower shall issue the next highest whole number of shares of Common Stock.

Section 7.  If (i) the Borrower shall declare a dividend (or any other distribution) on the Common Stock; (ii) the Borrower shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (iii) the Borrower shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (iv) the approval of any stockholders of the Borrower shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Borrower is a party, any sale or transfer of all or substantially all of the assets of the Borrower, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (v) the Borrower shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Borrower; then, in each case, the Borrower shall cause to be filed at each office or agency maintained for the purpose of conversion of the Bridge Notes, and shall cause to be mailed to the Lender at its last address as shall appear upon the Bridge Note records of the Borrower, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up, provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Lender is entitled to convert this Bridge Note during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

Section 8.    The issuance of certificates for shares of the Common Stock or other securities on conversion of this Bridge Note shall be made without charge to the Lender for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Lender and the Borrower shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Borrower or its designee the amount of such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

Section 9.  Any payment of principal or interest which remains unpaid for more than five (5) days after such payment is due shall be subject to a penalty equal to three percent (2%) per month of the amount of such payment then outstanding.

                Borrower agrees, that in the event any amounts due and payable hereunder are collected by law or through an attorney at law, to pay all costs of collection, including, without limitation, reasonable attorney’s fees.

                Nothing herein shall limit any right granted to Lender by any other instrument or document or by law or equity.

The undersigned for itself, and its respective successors and assigns, hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or endorsement of this Bridge Note.

                Section 10.  Each of the following events, if occurring while any of the principal or interest of this Bridge Note remains unpaid, shall constitute an “Event of Default” hereunder:

(a)                                  The Borrower shall fail to pay the principal or interest of this Bridge Note or any other amounts payable to the Lender hereunder within three (3) days when due whether at scheduled maturity, upon acceleration or otherwise.

(b)                                 Any representation or warranty made or deemed to be made by the Borrower (or any of its officers, directors, employees or agents) under or in connection with this Bridge Note or in any of the Offering Documents shall prove to have been false or incorrect in any material respect when made; provided, however, that such failure shall not result in an Event of Default to the extent it is corrected by the Borrower within a period of five (5) days after the date on which written notice specifying such failure shall have been given to the Borrower.

(c)                                  The Borrower shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any material breach of any of the Offering Documents; provided, however, that such failure shall not result in an Event of Default to the extent it is corrected by the Borrower within a period of five (5) days after the date on which written notice specifying such failure shall have been given to the Borrower.

(d)                                 Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days;

(e)                                  The Borrower or any of its active subsidiaries shall commence, or there shall be commenced against the Borrower or any such active subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any active subsidiary thereof or there is commenced against the Borrower or any active subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Borrower or any active subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any active subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Borrower or any active subsidiary thereof makes a general assignment for the benefit of creditors; or the Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Borrower or any active subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Borrower or any active subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower or any active subsidiary thereof for the purpose of effecting any of the foregoing.

Immediately upon the occurrence of an Event of Default, at Lender’s option, (i) the Maturity Date shall be deemed to have occurred automatically and (ii) the entire principal amount of this Bridge Note then outstanding, all other amounts payable by the Borrower hereunder shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, anything herein to the contrary notwithstanding.

Section 11.  Any and all notices or other communications or deliveries to be provided by the Lender hereunder, including, without limitation, any conversion notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Borrower, 125 CambridgePark Drive, Cambridge, MA 02140 or such other address or facsimile number as the Borrower may specify for such purposes by notice to the Lender delivered in accordance with this paragraph.  Any and all notices or other communications or deliveries to be provided by the Borrower hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Lender at the address of such Lender appearing on the books of the Borrower, or if no such address appears, at the principal place of business of the Lender.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission if delivered by hand or by telecopy that has been confirmed as received by 5:00 P.M. on a business day, (ii) one business day after being sent by nationally recognized overnight courier or received by telecopy after 5:00 P.M. on any day, or (iii) five business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested.

Section 12.  Upon the occurrence and during the continuation of an Event of Default and the declaration of the Maturity Date, the Lender shall have, in addition to all other rights and remedies under this Agreement, this Bridge Note and related documents, all other rights and remedies provided under  each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

Section 13.  This Bridge Note and the provisions hereof are to be construed according to and are governed by the laws of the State of New York, without regard to principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the Borrower has caused this Bridge Note to be duly executed by a duly authorized officer as of the date first above indicated.

Lightspace Corporation

By:
Name:	Ken Lang
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

To Be Executed by the Holder

in Order to Convert Note

The undersigned Lender hereby elects to convert $__________ currently outstanding and owed under the Convertible Bridge Note issued to Lightspace Corporation at a Conversion Price of $_______ (the “Bridge Note”) and to purchase ___________ shares of Common Stock of Lightspace Corporation issuable upon conversion of such Bridge Note, and requests that certificates for such securities shall be issued in the name of:

(please print or type name and address)

(please insert social security or other identifying number)

and be delivered as follows:

please print or type name and address)

(please insert social security or other identifying number)

[NAME OF LENDER]

By:
Name:
Title:

Conversion Date: